UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-18455

QUALIFIED HOUSING PARTNERS LIMITED PARTNERSHIP
________________________________________________________________
(Exact name of registrant as specified in its charter)

4700 Homewood Court, Suite 220
Raleigh, North Carolina
(919) 787-4243
________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Limited Partnership Interests
________________________________________________________________
(Title of each class of securities covered by this Form)

None
________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)      X
     Rule 12g-4(a)(2)      _
     Rule 12h-3(b)(1)(i)   _
     Rule 12h-3(b)(1)(ii)  _
     Rule 12h-3(b)(2)(i)	  _
     Rule 12h-3(b)(2)(ii)  _
     Rule 15d-6            _

Approximate number of holders of record as of the certification or notice date:  293

Pursuant to the requirements of the Securities Exchange Act of 1934, Qualified Housing Partners Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 13, 2007

By:  GEORGE F. MARSHALL
     George F. Marshall
     General Partner

Form 15 - Qualified Housing